Exhibit 21

              SUBSIDIARIES OF LEXINGTON CORPORATE PROPERTIES TRUST
                         (JURISDICTION OR ORGANIZATION)


Lepercq Corporate Income Fund L.P. (Delaware)
Lepercq Corporate Income Fund II L.P. (Delaware)
Lex GP-1, Inc. (Delaware)
Lex LP-1, Inc. (Delaware)
Lexington Phoenix Corp. (Arizona)
LXP Canton, Inc. (Delaware)
LXP Funding Corp. (Delaware)
LXP I, L.P. (Delaware)
LXP I, Inc. (Delaware)
LXP II, L.P. (Delaware)
LXP II, Inc. (Delaware)
North Tampa Associates (Florida)
Union Hills Associates (Arizona)
Union Hills Associates II (Arizona)
Barnes Rockshire Associates Limited Partnership (Maryland)
Barngiant Livingston Associates Limited Partnership (Maryland)
Barnhale Modesto Properties (New York)
Barnhech Montgomery Associates Limited Partnership (Maryland)
Barnvyn Bakersfield Associates L. P. (California)
Barnward Brownsville Properties (New York)